 "***" INDICATES MATERIAL OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.  MATERIAL HAS BEEN OMITTED FROM 2 PAGES OF THIS EXHIBIT.

Exhibit 10.5

INM-CO/01-2831/HC CONTRACT

CONTRACT FOR LAUNCH SERVICES

Between

Lockheed Martin Commercial Launch Services, Inc.

and

INMARSAT Limited

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CONTRACT FOR LAUNCH SERVICES

This Amended and Restated Contract is made and entered into as of 28 April 2003 by and between Lockheed Martin Commercial Launch Services, Inc., a Delaware corporation, having its principal place of business at 1660 International Drive, McLean, Virginia 22102 (“Contractor”) and Inmarsat Limited having its principal place of business at 99 City Road, London, EC1Y 1AX, England (“Customer”).  The Effective Date remains 23 July 2001.

ARTICLE 1
DEFINITIONS

Capitalized terms used and not otherwise defined herein shall have the following meanings:

Basic Launch Service means the Launch Service procured by the Customer hereunder for the launch of either the F1 or the F2 satellite.

CSLA means the Commercial Space Launch Act, 49 U.S.C. §§ 70101 - 70119, as amended.

Constructive Total Failure means that, due to an event that occurs at any time from Launch to Satellite Separation, it can be determined from telemetry data or other evidence satisfactory to the Launch Service Failure Review Board pursuant to Paragraph 19.5, in its reasonable judgment, that the Launch Vehicle performed in a manner that: (i) reduced by fifty percent (50%) or more either the Satellite’s ability to operate continuously in accordance with its satellite performance specifications and for its intended commercial purposes as reasonably determined by Customer Satellite Failure Review Board or otherwise in accordance with this Contract or the Satellite’s ability to operate for its intended commercial lifetime which shall be consistent with the orbital lifetime; or (ii) caused the Satellite’s attitude and orbital conditions after Satellite Separation to be such that the correction required to place the Satellite in its intended attitude and orbit results in a reduction of fifty percent (50%)  or more of the Satellite’s intended commercial lifetime and, in either case, does not include any reduction that was attributable to the Satellite; in each case after Customer has examined all reasonable technical alternatives for correcting the failure and provided that all redundant and spare components on the Satellite have been used.

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Contract means this instrument and all Annexes attached hereto, as the same may be amended from time to time in accordance with the terms hereof, including:

Annex A – Statement of Work

Annex B – Inmarsat 4/Launch Vehicle Interface Requirements Document (Inmarsat-4 Addendum) INMA4.SP.0002.S.MMS, Version 2, Rev.1 (DRAFT) April 2001

Annex C – Interface Control Document, which shall supercede Annex B where applicable when agreed to by the Parties

Annex D – Licensed Marks (to be inserted when agreed)

Contract Price means the Launch Service Price plus, if selected by Customer, the Refund Fee, as applicable, as set forth in Article 4 entitled “Contract Price.”

Effective Date means the date set forth above.

Excusable Delay shall have the meaning set forth in Paragraph 8.1 entitled “Excusable Delays Defined.”

Failure Review Board shall have the meaning and the duties set forth in Paragraph 19.5 entitled “Failure Review Board(s).”

Firmly Manifested shall mean that Contractor has a legally binding contractual commitment to provide a Launch Service to a third party customer of Contractor using an Atlas V (any configuration) launch vehicle; such legally binding contractual commitment to be evidenced by a certification by an officer of Contractor.  Such certification shall be auditable, upon Customer’s request, by a mutually-agreeable third party auditor who shall be bound to confidentiality requirements no less restrictive than required by this Contract.

Insured Launch Activities means the activities carried out by either Party or the Related Third Parties of either Party in accordance with the terms of this Contract and, in the case of Launch Service(s) licensed under the CSLA, the launch license issued to Contractor by the Office of the Associate Administrator for Commercial Space Transportation (or any successor agency thereto) to conduct the Launch Service(s), at the launch site and the Satellite processing facility wherever located, including transportation of the Satellite from the Satellite processing facility to the launch site, the use by Contractor of United States Government launch facilities at the launch site, activities carried out by the United States Government at the launch site relating to the conduct of Launch Service(s) and the Launch from the launch site.

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Intentional Ignition means, with respect to the Launch Vehicle, the point in time during the launch countdown when the engine start command is issued, causing the start bottle to be pressurized and hypergolics to enter the chamber.

Interface Control Document or ICD means that document referred to in the Statement of Work attached or to be attached as Annex C to this Contract.

Launch means Intentional Ignition followed by either (i) release of the Launch Vehicle from the launcher hold down restraints for the purpose of lift off; or (ii) total loss or destruction of the Satellite or Launch Vehicle.

Launch Date means the calendar date within the Launch Period during which the Launch is scheduled to occur, as established in accordance with Article 6 entitled “Launch Schedule” and as such Launch Date may be adjusted in accordance with Article 7 entitled “Launch Schedule Adjustments.”

Launch Opportunity means an adequate time period during which Contractor, in its reasonable judgment, may provide a Launch Service to Customer, taking into account all relevant conditions, including but not limited to, commitments to other customers, maintenance of appropriate clearance times between flights, hardware availability and requirements of the United States Government for range support.

Launch Period means a period of ninety (90) days during which the Launch is scheduled to occur, as specified in Paragraph 6.2 entitled “Establishment of Launch Period” and as such Launch Period may be adjusted in accordance with Article 7 entitled “Launch Schedule Adjustments.”

Launch Service means those services to be provided by Contractor to Customer for a single Launch as set forth in Annex A entitled “Statement of Work.”

Launch Service Failure Review Board shall have the meaning and the duties set forth in Paragraph 19.5 entitled “Failure Review Board(s).”

Launch Service Price means the price for any Launch Service as set forth in Paragraph 4.1 entitled “Contract Price.”

Launch Slot means a period of thirty (30) days during which the Launch is scheduled to occur, as specified in Paragraph 6.3 entitled “Launch Slot” and as such Launch Slot may be adjusted in accordance with Article 7 entitled “Launch Schedule Adjustments.”

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Launch Vehicle means the Atlas V 431 launch vehicle consisting of an Atlas lower stage and Centaur upper stage connected by an interstage adapter, three (3) solid rocket boosters, a 4-meter payload fairing and the payload adapter with separation system collectively identified as the Atlas.

Option Launch Service means a Launch Service which may be ordered by Customer pursuant to Paragraph 2.2 herein.

Partial Failure means that, due to an event that occurs at any time from Launch to Satellite Separation, it can be determined from telemetry data or other evidence satisfactory to the Launch Service Failure Review Board pursuant to Paragraph 19.5, in its reasonable judgment, that the Launch Vehicle performed in a manner that: (i) reduced by more than twenty percent (20%) but less than fifty percent (50%) either the Satellite’s ability to operate continuously in accordance with its satellite performance specifications and for its intended commercial purposes as reasonably determined by Customer or the Satellite’s ability to operate for its intended commercial lifetime which shall be consistent with the orbital lifetime; or (ii) caused the Satellite’s attitude and orbital conditions after Satellite Separation to be such that the correction required to place the Satellite in its intended attitude and orbit results in a reduction of more than twenty percent (20%) but less than fifty percent (50%) of the Satellite’s intended commercial lifetime and, in either case, does not include any reduction that was attributable to the Satellite; in each case after Customer has examined all reasonable technical alternatives for correcting the failure and provided that all redundant and spare components on the Satellite have been used.

Party or Parties means Contractor, Customer or both.

Refund Fee means the fee for Launch Risk Refund Protection set forth in Article 4, entitled “Contract Price” and Article 19, entitled “Launch Risk Refund Protection.”

Refund means the amount payable to Customer pursuant to Paragraph 19.3 entitled “Terms Governing Refund” in the event the Launch Service is a Total Failure, Constructive Total Failure or Partial Failure.

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Related Third Parties means (i) the Parties, directors, officers, agents, employees and customers; (ii) the Parties, contractors, subcontractors and suppliers at any tier involved directly or indirectly in the performance of this Contract, and their directors, officers, agents and employees; (iii) entities involved with payload processing or other activities in the payload processing facilities, including the contractor providing the payload processing facilities, other customers of the payload processing facilities contractor, and all employees and contractors of those contractors and customers; and (iv) parties having any right, title or interest, whether through sale, lease or service arrangement or otherwise, directly or indirectly, in the Satellite or any transponder, the Launch Vehicle or the Launch Service. Customer represents that Her Majesty’s Government (HMG) and the British National Space Centre (BNCR) are not involved in any of the listed activities defining Related Third Parties and have no ownership interest in the Satellite or with any transponder and therefore are not a Related Third Party of either Party.

Return To Flight Launch means that following an Atlas V flight that does not result in a Successful Launch Service Contractor conducts an Atlas V flight which results in a Successful Launch Service.  Any Return To Flight Launch must occur prior to Customer’s Launch hereunder.

Satellite means any Customer-provided satellite and associated property to be launched on the Launch Vehicle identified as Inmarsat-4 with technical specifications and characteristics set forth in Annex B.

Satellite Failure Review Board shall have the meaning and the duties set forth in Paragraph 19.5 entitled “Failure Review Board(s).”

Satellite Separation means the physical separation of the Satellite from the Launch Vehicle pursuant to the command activating the separation system that releases the Satellite.

Statement of Work or SOW means that document attached as Annex A to this Contract.

Successful Launch Service means that from Launch to Satellite Separation the Launch Vehicle performed in such a manner that did not result in either a Constructive Total Failure, a Total Failure or a Partial Failure.

Terminated Ignition means Intentional Ignition not followed by Launch.

Termination Charge means the charge calculated in accordance with Paragraph 21.6 entitled “Termination Charge.”

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Third Party means any person or entity other than Contractor, Customer, their Related Third Parties and the United States Government and its agencies, contractors or subcontractors involved in the Launch Service(s).

Total Failure means that, due to an event that occurs at any time from Launch to Satellite Separation, it can be determined from telemetry data or other evidence satisfactory to the Launch Service Failure Review Board pursuant to Paragraph 19.5, in its reasonable judgment, that the Launch Vehicle performed in a manner that caused the Satellite to be totally lost, completely destroyed or unable to separate from the Launch Vehicle.

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ARTICLE 2
SERVICES TO BE PROVIDED

2.1           Basic Launch Service Contractor shall furnish a Launch Service for Launch of the Satellite from Cape Canaveral Air Station (CCAS), Florida, United States of America, in accordance with Annex A entitled “Statement of Work”, scheduled for the Launch Period specified in Paragraph 6.1 entitled “Launch Period.”

2.2           Option Launch Services.    Contractor shall furnish up to two (2) additional Launch Services for launches of Satellites from CCAS in accordance with Annex A entitled “Statement of Work”. One or more Option Launch Services may be exercised by Customer in accordance with this Paragraph 2.2..  With the exception of Paragraphs 21.3 and 21.4.1, all provisions of this Contract which apply to Basic Launch Services shall apply to Option Launch Services except as otherwise specifically stated in the Contract.

2.2.1        From 1 May 2004 through 31 December 2004, Customer may exercise any one (1) Option Launch Service for Launch scheduled not earlier than four (4) months prior to the first day of Customer’s desired Launch Period.

2.2.2        From 1 January 2005 through 31 December 2006, Customer may exercise any one (1) or both Option Launch Services for Launch scheduled not earlier than twelve (12) months prior to the first day of Customer’s desired Launch Period.  Contractor shall use commercially reasonable efforts to accommodate Customer requests to conduct Optional Launch Services earlier than twelve (12) months after exercise of an Optional Launch Service.

2.2.3        The Parties shall cooperate in good faith to finalize the selection of a Launch Date taking into account the requirements and interests of Customer and the requirements for a Launch Opportunity.

2.3           Refund Protection.  Subject to the provisions of Article 19 of this Contract entitled “Launch Risk Refund Protection,” and Article 21.4.4 entitled “Termination for Contractor Failure to Provide Launch Risk Refund Protection”, Contractor shall provide Launch Risk Refund Protection for the Basic Launch Service and any one (1) of the two (2) Option Launch Services under this Contract.

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ARTICLE 3
NOT USED

ARTICLE 4
CONTRACT PRICE

4.1           Contract Price  The Contract Price for each Launch Service shall be the total of the Launch Service Price plus the Refund Fee for the protection described in Article 19 entitled “Launch Risk Refund Protection.”

	Launch Service Price(1), (2)	Refund Fee *	Contract Price
Basic Launch Service(3)	US$88,000,000	US$4,410,000	US$92,410,000
Option Launch Service Number(1)	US$80,000,000	US$4,410,000	US$84,410,000
Option Launch Service(2)	US$80,000,000	US$4,410,000	US$84,410,000

*              The Refund Fee is [(4.25% x Refund Amount) + US$160,000] with the amount set forth herein based on an Refund Amount of US$100,000,000 for any Launch Service occurring prior to 1 August 2008, subject to the provisions of Paragraph 2.3 herein.  If a Launch Service remains under this Contract as of that date then the following shall apply.  Prior to such date, Contractor shall use all reasonable efforts to continue such Launch Risk Refund Protection at the current level of the Refund Fee.  Should this not be possible then Contractor shall offer Customer such Launch Risk Refund Protection at the best commercial fee it can achieve.  If Customer elects not to take such Launch Risk Refund Protection or such Launch Risk Refund Protection is not available then any Refund Fee as may have been paid by Customer in respect of an unlaunched Satellite shall be returned to Customer.  Any Refund Fee under this Contract will be based on the insurance policy purchased by Contractor and is provided on a pass-through basis without mark-up.  Launch Risk Refund Protection is available to Customer for the Basic Launch Service and any one (1) of the two (2) Option Launch Services.

(1)           Contract Prices are firm fixed and are not subject to economic price adjustment, except for Option Launch Service Number 2, which is firm fixed through 31 December 2004.  Payments due after 1 January 2005 shall escalate at the rate of 1% per quarter from 1 January 2005.

(2)           Contract Prices are based on the Launch Vehicle configuration, which includes three (3) solid rocket boosters.  In the event Customer reduces Satellite mass such that the Parties reasonably agree that less than three (3) solid rocket boosters are required for Launch, the Parties agree to negotiate in good faith an equitable adjustment to the applicable Launch Service price considering, but not limited to, such items as impacts to Contractor costs and risk of performance.

(3)                 The price for the Basic Launch Service shall be adjusted as follows;

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a)     if the Contractor performs only one prior Successful Launch Service of the Atlas V with at least 2 solid rocket boosters, the Launch Service Price shall be reduced by $8,000,000, or

b)    if the Contractor performs only two prior Successful Launch Services of the Atlas V with at least 2 solid rocket boosters, the Launch Service Price shall be reduced by $4,000,000, or

c)     if the Contractor performs three or more prior Successful Launch Services of the Atlas V with at least 2 solid rocket boosters, the Launch Service Price shall not be reduced, and

d)    for each Successful Launch Service conducted by Contractor using an Atlas V 401, 411, 501 or 511 after the second Successful Launch Service conducted using an Atlas V 401 launch prior to the Basic Launch Service, the Launch Service Price shall be increased by $500,000, provided that (i) in no case shall this provision result in a Launch Service Price in excess of $88,000,000 and that such launches do not delay Customer’s Launch Service; and (ii) the Launch Service Price shall not be increased for Successful Launch Services that occur during a postponement declared or by attributable to Contractor, including Excusable Delays, in accordance with Paragraph 7.2 herein.

4.2           Not Used

4.3           Taxes

4.3.1        The Contract Price includes all taxes, duties and other levies imposed by the United States Government or any other government on the Launch Services provided under this Contract provided however it excludes any value added taxes, duties or levies (VAT) that may be imposed on the Contractor by the United Kingdom or any political subdivisions thereof. Any VAT taxes, duties or levies imposed on the Contractor by the United Kingdom or any political subdivision thereof shall be the obligation of Customer and, should such become an obligation of Contractor for any reason, Customer shall hold harmless and indemnify Contractor for such obligation and shall reimburse Contractor within thirty (30) days of Contractor’s invoice for payment of such amounts.

4.3.2              The Contract Price excludes any taxes, duties or other levies that may be imposed on any Satellite, Customer’s support equipment or technology by the United States Government or any other government. Any taxes, duties or levies imposed on such Customer-furnished items shall be the obligation of Customer and, should such become an obligation of Contractor for any reason, Customer shall hold harmless and indemnify Contractor for such obligation and shall reimburse Contractor within thirty (30) days of Contractor’s invoice for payment of such amounts.

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ARTICLE 5
PAYMENT

5.1           Timing of Payments Payment of the Contract Price shall be in U.S. Dollars, subject to conditions set forth in Article 7 entitled “Launch Schedule Adjustments” and made in accordance with the following schedule:

5.1.1        Initial Payment Customer will make an initial payment of 5%  of the Contract Price for each Launch Service as set forth in Table 5.1. This initial payment is due within thirty (30) days of the submission of Contractor’s invoice for the amount of the initial payment which invoice may be submitted upon the Effective Date of this Contract.

5.1.2        Remaining Payments The balance of the payments for each Launch Service specified in Article 2 entitled “Services To Be Provided” shall be paid in accordance with the schedule set forth in Table 5.1 below. If a payment due date falls on a Saturday, Sunday or legal bank holiday, then payment shall be due on the following business day. No portion of the Contract Price shall be refundable in the event the Launch Service fails to perform in accordance with the Statement of Work. Any portion of the Contract Price set forth in Table 5.1 below due after Launch shall be payable on the date due whether or not the Launch Service performs in accordance with the Statement of Work, except the Final Payment which shall be paid in accordance with Paragraph 5.1.2.1 and 5.1.2.2 below.

•      Table 5.1  Launch Payment Schedule – Basic Launch Service

			Payment Due Date	Amount Due
Payment Number	Payment Due Date	Amount Due	Months Before First Day of the Launch Period	Percentage of Refund Fee
Initial Payment	EDC	$4,400,000	EDC	5%
2	Paid	$4,400,000
3	Paid	$8,800,000
4	Paid	$8,800,000
5	Paid	$11,000,000
6	Paid	$11,000,000
7	Paid	$8,800,000
8	May 15, 2003	$8,800,000
9	December 1, 2003	$7,000,000
Final Payment	Launch plus 1 month	$15,000,000	3	95%

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a)     Payments shall be adjusted if the Launch Service Price is adjusted as follows: any adjustment to the Launch Service Price pursuant to Paragraph 4.1 shall be deducted or added to the Final Payment

b)    Payment 9 in Table 5.1 above represents the pre-payment of a portion of the Final Payment.  The pre-payment shall be deemed part of the Final Payment for purposes of Paragraphs 5.1.2.1 and 5.1.2.2 below such that in the event of a Total Failure, Constructive Total Failure or Partial Failure, the Final Payment shall be deemed to be equal to twenty five percent (25%) of the Launch Service Price and any payment due Contractor or refund due Customer shall be based on this amount.

•      Table 5.2  Launch Payment Schedule – Option Launch Services

	Payment Due Date		Payment Due Date	Amount Due
Payment Number	Months Before First Day of the Launch Period	Amount Due	Months Before First Day of the Launch Period	Percentage of Refund Fee
Initial Payment	EDC	$4,000,000	EDC	5%
2	24	$4,000,000
3	18	$8,000,000
4	15	$8,000,000
5	12	$10,000,000
6	9	$10,000,000
7	6	$8,000,000
8	3	$8,000,000
Final Payment	Launch plus 1 month	$20,000,000	3	95%

*Provided Customer has elected Launch Risk Refund Protection in accordance with Paragraph 2.3.

5.1.2.1     Final Payment  The Final Payment shall be due thirty (30) days after Launch if the Launch is determined to be a Successful Launch Service.  In the event the Launch is determined to be a Total Failure or Constructive Total Failure, Customer is not required to may any portion of the Final Payment and Contractor shall refund an amount equal to twenty five percent (25%) of the Launch Service Price less the amount of the Final Payment within thirty (30) days of such determination.

5.1.2.2     In the event the Launch is determined to be a Partial Failure, Customer will be required to pay a prorated percentage of the Final Payment, which shall be calculated as follows:

Proration = 1-(3.333 x (80% - Cp)

Where, Cp (capability percentage) equals the percentage, if any, greater than fifty percent (50%) of planned lifetime (less any margin) or operational capacity (after application of all redundant and spare components) expected after Partial Failure.

Customer shall make the final payment within thirty (30) days of the determination of a Partial Failure.

5.2           Wire Transfer Instructions All payments to Contractor will be by wire transfer to the following address:

Lockheed Martin Commercial Launch Services, Inc.

Citibank N.A.

One Penn’s Way

New Castle, DE 19720, U.S.A.

ABA #****

Acct # ****

5.3           Invoices Contractor shall submit invoices thirty (30) days in advance of the scheduled payment due dates, except for (i) payment number 8 in Table 5.1 which shall be paid on the date shown in Table 5.1; and (ii) the first payment after a Launch Option exercise which shall be paid within fifteen (15) days of invoice submittal.  Payments shall be deemed made when credit for the payable amount is established in Contractor’s designated bank account.

5.4           Interest on Payments Due If any amount due to either Party under this Contract shall remain unpaid after its due date, then the paying Party shall pay simple interest to the other Party at the prevailing prime interest rate (as charged by The Chase Manhattan Bank, New York City) plus 0.5% per annum. Interest will be computed commencing on the due date until but not including the date payment is actually made.

5.5           Shorten Delivery Schedule / Accelerated Payments

5.5.1        Shortened Delivery Schedule.  In the event that the Parties mutually agree to a shorter delivery schedule than as contained in Table 5.1 for a particular Option Launch Service, then the initial payment due from Customer at the time of Option exercise shall be equal to the sum of all payments that would otherwise be due and payable under Table 5.1 above at the time Customer exercises that particular Option Launch Service.   The L- date for an Option Launch Service shall be based on

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the first day of Launch Period, Launch Slot or Launch Date, as applicable, established and agreed to by the Parties at the time of Option Exercise.

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5.5.2        Accelerated Launch Service In the event that any Launch Service is accelerated as described in Article 7 entitled “Launch Schedule Adjustments,” the next payment due for such Launch Service following such acceleration shall be increased to include the balance of the payments that would have been made had the Contract payments been scheduled on the basis of the accelerated Launch Period or Launch Date, as applicable.

5.6           Postponed Payments

5.6.1        Postponements by Contractor In the event of postponement declared by Contractor for any reason including those in Article 7 entitled “Launch Schedule Adjustments,” and Article 8 entitled “Excusable Delays” the Contract payments shall be suspended for the length of the delay and then resumed with all remaining payments postponed by the amount of the delay, except for any payments due after Launch.

5.6.2        Postponements by Customer In the event of postponement declared by Customer for any reason including those in Article 7 entitled “Launch Schedule Adjustments,” and Article 8 entitled “Excusable Delays” the Contract payments will not be affected.

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ARTICLE 6
LAUNCH SCHEDULE

6.1           Launch Period The Launch Period(s) for the Basic Launch Service(s) shall be as follows:

Table 6.1

Satellite	Launch Period
First Inmarsat 4 series Satellite	1 June 2004 - 31 August 2004
Second Inmarsat 4 series Satellite	1 September 2004 - 30 November 2004

Customer shall designate either the first Inmarsat 4 series Satellite or the second Inmarsat 4 series Satellite to be Launched on the Basic Launch Service no later than 15 December 2003 (hereinafter the “Designation Date”).  For each Atlas V launch that occurs after 15 October 2003 and prior to 15 December 2003, the Designation Date shall be extended on a day for day basis for each day after 15 October 2003 that an Atlas V launch occurs.  At that time, the Launch Period for the Basic Launch Service shall be as shown in Table 6.1 above for the applicable Satellite to be launched.

6.2           Establishment of Launch Period for Option Launch Services At the time of Option Launch Service exercise, Customer will give notice to Contractor of a requested Launch Period. The Parties will cooperate in good faith to finalize the selection of a Launch Period taking into account the requirements and interests of Customer and the requirements for a Launch Opportunity.

6.3           Launch Slot At least five (5) months prior to the first day of the Launch Period for Basic Launch Service, Contractor will give notice to Customer of a proposed Launch Slot within the Launch Period, taking into account the requirements for a Launch Opportunity. The Parties will cooperate in good faith to finalize the selection of a Launch Period taking into account the requirements and interests of Customer and the requirements for a Launch Opportunity.

6.4           Launch Date At least three (3) months prior to the first day of the Launch Period for each Launch Service, Contractor will give notice to Customer of a proposed Launch Date within the Launch Period, taking into account the requirements for a Launch Opportunity. The Parties will cooperate in good faith to finalize the selection of a Launch Date taking into account the requirements and interests of Customer and the requirements for a Launch Opportunity.

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ARTICLE 7 LAUNCH SCHEDULE ADJUSTMENTS

7.1           Customer Launch Schedule Adjustments Customer may request either a postponement or advancement of the Launch Period, Launch Slot or Launch Date previously determined under Article 6 of this Contract entitled “Launch Schedule,” by giving written notice to Contractor requesting a new Launch Period or Launch Date. If the launch schedule adjustment results in a later Launch Period, Launch Slot or Launch Date, then the total number of calendar days of delay requested by Customer shall be attributed to Customer. The length of delay shall be measured from the first day of the then current Launch Period or Launch Slot or the Launch Date, if established, to the first day of the new Launch Period or Launch Slot or the new Launch Date, as applicable. The Parties will cooperate in good faith to select a new Launch Period, Launch Slot or Launch Date taking into account the requirements and interests of Customer and the requirements for a Launch Opportunity.

7.1.1        If Customer has elected to launch the first Inmarsat 4 series satellite on the Basic Launch Service in accordance with Paragraph 6.1, Customer may elect to switch such assignment and launch the second Inmarsat 4 series satellite on the Basic Launch Service at any time prior to sixty (60) days before the commencement of the launch campaign.  Any postponements resulting from such reassignment shall be attributable to Customer.

7.1.2        Notwithstanding the provisions of Paragraph 7.1.1, Customer may elect to substitute a different Inmarsat 4 series satellite at any time prior to Launch. Any postponements resulting from such substitution shall be attributable to Customer. In the event that Customer’s substitution of a different satellite in accordance with this Paragraph 7.1.2 results in the postponement of the Launch Date once the Launch Vehicle erection process has begun, where the postponement requires that the Launch Vehicle be de-erected from the launch pad so that Contractor will be able to meet other contractual commitments, United States Government requirements or for other operational reasons, Customer will be liable for the costs directly incurred for such effort, including, without limitation, to de-erect, place and maintain in storage, re-erect and re-process the Launch Vehicle and Satellite and to re-integrate the Satellite.  Total costs for such efforts that Customer shall be liable for shall not exceed U.S. $7,000,000. Such costs will be paid within thirty (30) days of receipt of Contractor’s invoice.

7.1.3        Postponements by Customer under this Article 7, including Excusable Delays as described in Article 8 entitled “Excusable Delays”, for each Launch Service shall not exceed a total of twelve (12) months. In the event that a single postponement, or cumulative postponements, attributed to Customer exceed such maximum permissible postponement for any one Launch Service, that Launch Service shall, at the election of Contractor, be subject to termination by Contractor in accordance with Paragraph 21.4 of this Contract entitled “Termination by Contractor for Excessive Launch Postponements.”

7.2           Contractor Launch Schedule Adjustments Contractor may postpone or request an advancement of the Launch Period, Launch Slot or Launch Date previously determined under Article 6 entitled “Launch Schedule” by giving notice to Customer proposing a new Launch Period, Launch Slot or Launch Date. The Parties will cooperate in good faith to select a new Launch Period, Launch Slot or Launch Date in good faith taking into account the available Launch Opportunities and the requirements and interests of Customer. Until the new Launch Period, Launch Slot or Launch Date is selected in accordance with this Paragraph 7.2, the then-current launch schedule shall remain in effect.

7.2.1        If the final launch schedule adjustment results in a later Launch Period, Launch Slot or Launch Date, then only the total number of calendar days of delay

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requested by Contractor shall be attributed to Contractor.  The length of delay shall be measured from the first day of the then current Launch Period or Launch Slot or the Launch Date, if established, to the first day of the new Launch Period or Launch Slot or the new Launch Date, as applicable.

7.2.2        Postponements by Contractor under this Article 7, including Excusable Delays as described in Article 8 entitled “Excusable Delays”, shall not exceed a total of twelve (12) months for each Launch Service. In the event that a single postponement, or cumulative postponements, attributed to Contractor exceed such maximum permissible postponement for any one Launch Service, that Launch Service shall, at the election of Customer, be subject to termination by Customer in accordance with Paragraph 21.2 entitled “Termination by Customer for Excessive Launch Postponements.”

7.3           Not Used

7.4           Not Used

7.5           Not Used

7.6           Postponements Attributed to Non-Complying Party under Article 10 Should the failure of either Party to provide required data, hardware and services result in a delay to the launch schedule, then such delay shall be deemed a postponement attributed to the non-complying Party in accordance with this Article 7. Requirements to provide data, hardware and services, delays and the consequences of postponement attributable to the non-complying Party are described in Article 10 entitled “Additional Contractor and Customer Obligations Prior to Launch.”

7.7           Obligation to Give Prompt Notice Contractor and Customer acknowledge and agree that it is in the best interests of both Parties to promote certainty in launch schedule decisions and minimize disruption to other customers of Contractor. Therefore, the Parties agree to give prompt notice of any need for schedule change under this Article 7 or any actual or potential delay that might impact the launch schedule.

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ARTICLE 8
EXCUSABLE DELAYS

8.1           Excusable Delays Defined Neither Party shall be liable to the other in the event of a delay in the performance of its obligations or commitments, and the date on which those obligations are to be fulfilled shall be extended for the period of time of such delay, when the delay was due to causes beyond the reasonable control and not due to the fault or negligence of the Party subject to the delay. Subject to the foregoing, Excusable Delays shall include, but not be limited to, the following: Acts of God, acts (including delay or failure to act) of any governmental authority (in its sovereign or contractual capacities) or inability of either Party to obtain any necessary export licenses (in both instances other than caused by the fault or lack of due diligence of a Party), wars (declared or undeclared), riot, revolution, hijacking, fires, strikes as part of national or regional disputes, freight embargoes, labor stoppage (other than at one of the Parties or the Parties’ subcontractors), sabotage, epidemics, interruptions of essential services and supplies such as electricity, natural gas, fuels and water, adverse weather or launch safety conditions that do not permit launching, range availability, maintenance of appropriate clearance times between flights, delays reasonably required by Contractor or Customer to take corrective action following any launch or satellite failure or major anomaly, delays due to any reflight or replacement launch required under contract for another customer, inability to timely obtain from insurance underwriters necessary and proper third party liability insurance including insurance for damage to government property, or any condition that jeopardizes the safety of employees of Contractor, Customer or their respective Related Third Parties.

8.2           Notice(s) of Excusable Delays Contractor and Customer each acknowledge and agree that it is in the best interests of both Parties to promote certainty in launch schedule decisions and minimize disruption to other customers of Contractor. Therefore, the Parties agree to give prompt notice of any actual or potential Excusable Delay under this Article 8.

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ARTICLE 9
COORDINATION AND COMMUNICATION BETWEEN CUSTOMER AND CONTRACTOR

9.1           Mission Managers Each Party hereby identifies to the other a single Project Coordinator to coordinate the activities under this Contract. The Mission Managers are not authorized to direct work contrary to the requirements of this Contract or make modifications to this Contract. All modifications to the terms, conditions and requirements of this Contract shall be made pursuant to Article 26 entitled “Amendment.”

Contractor’s Mission Manager is:

Dan Letson
Lockheed Martin Commercial Launch Services, Inc.

Customer’s Mission Manager is:

Franco Carnevale
Inmarsat

9.2           Notices All notices that are required or permitted to be given under this Contract shall be in writing and shall be delivered in person or sent by facsimile, certified mail (return receipt requested) or air courier service to the representative and address set forth below, or to such other representative or address specified in a notice to the other Party. Notices shall be deemed effective upon delivery in person or upon confirmation of receipt in the case of facsimile, certified mail or air courier.

Notices to Contractor:

Mr. David Abrahamian
Lockheed Martin Commercial Launch Services, Inc.

Notices to Customer:

Mr. Tommy Smith
Inmarsat

9.3           Communications in English All documentation, notices, reports and correspondence under this Contract shall be in the English language.

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ARTICLE 10
ADDITIONAL CONTRACTOR AND CUSTOMER OBLIGATIONS PRIOR TO LAUNCH

10.1         Obligation to Provide Information Contractor shall provide to Customer the data, hardware and services identified in Annex A entitled “Statement of Work,”  and Customer shall provide to Contractor the data, hardware and services identified in of Annex A entitled “Statement of Work,” in accordance with the schedules contained therein.

10.2         Notification of Non-Compliance The Party receiving the data, hardware or services referred to in Paragraph 10.1 shall promptly notify the other in accordance with Paragraph 9.2 in the event the data, hardware or services are not consistent with the requirements contained in Annex A. The notification shall contain a statement of the discrepancy and recommend solutions. The Party receiving the notification shall provide written direction to the other Party as to how to proceed, taking into account the recommended solutions within seven (7) days following receipt of notice.

10.3         Impact of Non-Compliance on Launch Schedule In the event that the data, hardware or services to be supplied by one Party to the other, in accordance with Paragraph 10.1 above, are not furnished in accordance with the required schedules set forth in Annex A or are not suitable for their intended purpose, the receiving Party shall use commercially reasonable efforts to continue its obligations under this Contract without affecting the launch schedule or incurring additional expense. If however, despite the receiving Party’s commercially reasonable efforts, such continuation is not possible and, as a result of the other Party’s failure to provide data, hardware or services as required in accordance with Paragraph 10.1 above, the launch schedule is adversely affected, then a launch schedule postponement shall be declared by the receiving Party under the appropriate provisions of Article 7 attributable to the Party failing to provide the data, hardware or services as required by Annex A.

ARTICLE 11
FACTORY AND LAUNCH SITE ACCESS

Subject to appropriate export laws, regulations and licenses and security and safety limitations, Customer and its authorised representative shall have reasonable access to facilities, work-in-progress, meetings and reviews identified in Annex A “Statement of Work” and developmental work required for the performance of this Contract.

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ARTICLE 12
LICENSES, CLEARANCES AND PERMITS

12.1         Responsibility for Licenses, Clearances and Permits Each Party shall be responsible for obtaining any licenses, clearances, permits and governmental authorizations, and for taking any actions necessary to carry out its obligations under this Contract.

12.2         Transfers of Technical Data Each Party shall be responsible for compliance with applicable United States Government laws, regulations and licenses relating to the transfer of technical data to the other Party, Related Third Parties or to Third Parties.

ARTICLE 13
COMPLIANCE WITH UNITED STATES GOVERNMENT REQUIREMENTS

13.1         Customer Compliance with Requirements Contractor has executed agreements with various United States Government agencies for use of United States Government-owned property and facilities relating to launch operations at CCAS in Florida. Each Party agrees that it shall comply with the United States Government’s laws, regulations, licenses, policies and directives as they relate to the performance of this Contract. Each Party shall indemnify the other Party for any violation of such laws, regulations, licenses, policies or directives by that Party or its Related Third Parties. The Parties shall, before Launch, execute and deliver the Agreement for Waiver of Claims and Assumption of Responsibility, the execution of which is required by the United States Department of Transportation (C.F.R. Section 440.17(c)) as a condition of granting Contractor’s license to conduct launch activities and Launch the Satellite.

13.2         Government Need It is the policy of the United States Government to support the commercialization of domestic launch services by making available to United States launch services providers its launch-related facilities. However, both Customer and Contractor agree that, in the event of imperative national need as set forth in the CSLA (49 U.S.C. Section 70109), the United States Government may require use of United States Government or Contractor property and personnel. In the event such use by the United States Government necessitates subsequent rescheduling of Customer’s Launch Service(s), Contractor shall promptly notify Customer of the delay(s) and shall reschedule any affected Launch Service(s) to accommodate all customers to the extent possible. Such delay shall be considered an Excusable Delay under Article 8, but shall not be attributed to either Party under Paragraph 7.4.

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13.3         Compliance with U.S. Government Export/Import Statutes and Regulations

Customer hereby acknowledges that it shall comply with all applicable statutes, regulations and licenses relating to the export and import of commodities, services or technical data out of and into the United States of America.

Customer acknowledges that Contractor must refuse to admit to any meeting and refuse to transmit any commodities, technical data or provide any defense services, to any participant who is not covered by an applicable license or agreement issued by the United States Government and duly executed by the appropriate parties.

ARTICLE 14
COMPLETION OF CONTRACTOR’S OBLIGATION TO PROVIDE LAUNCH SERVICES

The Launch Services to be provided under this Contract shall be considered complete upon Launch and the submission of data required by Annex A entitled “Statement of Work,” Sections 3 and 8. A Launch shall not be deemed complete in the event of a Terminated Ignition.

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ARTICLE 15
EXCLUSION OF WARRANTY AND WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS

15.1         NO REPRESENTATIONS OR WARRANTIES CONTRACTOR HAS NOT MADE NOR DOES IT MAKE ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, OPERATION, CONDITION, QUALITY, SUITABILITY OR MERCHANTABILITY OR OF FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH REGARD TO THE SUCCESS OF ANY LAUNCH OR OTHER PERFORMANCE OF ANY LAUNCH SERVICE(S) HEREUNDER. WITHOUT LIMITING OR CREATING EXCEPTIONS TO THE RECIPROCAL WAIVER OF LIABILITY SET FORTH IN THIS ARTICLE 15, OR THE EXCLUSIVITY OF REMEDIES AS SET FORTH IN THIS CONTRACT, IN NO EVENT SHALL CONTRACTOR BE LIABLE TO CUSTOMER AND TO PERSONS CLAIMING BY OR THROUGH CUSTOMER UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, NEGLIGENCE OF ANY TYPE OR UNDER ANY OTHER LEGAL OR EQUITABLE THEORY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, COSTS OF EFFECTING COVER, LOST PROFITS, LOST REVENUES OR COSTS OF RECOVERING A PAYLOAD OR THE SATELLITE, ARISING OUT OF OR RELATING TO THIS CONTRACT.

15.2         Waiver of Liability

15.2.1            Contractor and Customer hereby agree to a reciprocal waiver of liability pursuant to which each Party agrees not to bring a claim or sue the other Party, the United States Government and its contractors and subcontractors at every tier or Related Third Parties of the other Party for any property loss or damage it sustains including but not limited to, in the case of Customer, loss of or damage to the Satellite, or any other property loss or damage, personal injury or bodily injury, including death, sustained by any of its directors, officers, agents and employees, arising in any manner in connection with the performance of or activities carried out pursuant to this Contract, or other activities in or around the launch site or Satellite processing area, or the operation or performance of the Launch Vehicle or the Satellite. Such waiver of liability applies to all damages of any sort or nature, including but not limited to any direct, indirect, special, incidental or consequential damages

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or other loss of revenue or business injury or loss such as costs of effecting cover, lost profits, lost revenues, or costs of recovering a payload or the Satellite, from damages to the Satellite before, during or after Launch or from the failure of the Satellite to reach its planned orbit or operate properly.

15.2.2            Claims of liability are waived and released regardless of whether loss, damage or injury arises from the acts or omissions, negligent or otherwise, of either Party or its Related Third Parties. This waiver of liability shall extend to all theories of recovery, including in contract for property loss or damage, tort, product liability and strict liability. In no event shall this waiver of liability prevent or encumber enforcement of the Parties’ contractual rights and obligations to each other as specifically provided in this Contract.

15.2.3            Contractor and Customer shall each extend the waiver and release of claims of liability as provided in Paragraphs 15.2.1 and 15.2.2 to its Related Third Parties (other than employees, directors and officers) by requiring them to waive and release all claims of liability they may have against the other Party, its Related Third Parties, and the United States Government and its contractors and subcontractors at every tier and to agree to be responsible for any property loss or damage, personal injury or bodily injury, including death, sustained by them arising in any manner in connection with the performance of or activities carried out pursuant to this Contract, or other related activities in or around the launch site or Satellite processing area, or the operation or performance of the Launch Vehicle or the Satellite.

15.2.4            The waiver and release by each Party and its Related Third Parties of claims of liability against the other Party and the Related Third Parties of the other Party extends to the successors and assigns, whether by subrogation or otherwise, of the Party and its Related Third Parties. Each Party shall obtain a waiver of subrogation and release of any right of recovery against the other Party and its Related Third Parties from any insurer providing coverage for the risks of loss for which the Party hereby waives claims of liability against the other Party and its Related Third Parties.

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15.2.5            In the event of any inconsistency between the provisions of this Paragraph 15.2 and any other provisions of this Contract, the provisions of this Paragraph 15.2 shall take precedence.

15.3         Indemnification – Property Loss and Damage and Bodily Injury

15.3.1            To the extent that claims of liability by Related Third Parties are not covered by an insurance policy of either Contractor or Customer, Contractor and Customer each agree to defend, hold harmless and indemnify the other Party and its Related Third Parties, for any liabilities, costs and expenses (including reasonable attorneys’ fees, costs and expenses), arising as a result of claims brought by Related Third Parties of the indemnifying Party, for property loss or damage, personal injury or bodily injury, including death, sustained by such Related Third Parties, arising in any manner in connection with the activities carried out pursuant to this Contract, other activities in and around the launch site or the Satellite processing area, or the operation or performance of the Launch Vehicle or the Satellite. Such indemnification applies to any claim for direct, indirect, special, incidental or consequential damages or other loss of revenue or business injury or loss of revenue or business injury or loss, including but not limited to costs of effecting cover, lost profits or lost revenues, resulting from any loss of or damage to the Satellite before, during, or after Launch or from the failure of the Satellite to reach its planned orbit or operate properly.

15.3.2            To the extent that claims of liability by Third Parties are not covered by the third party liability insurance referred to in Paragraph 16.1 entitled “Third Party Liability Insurance,” or an insurance policy of either Contractor or Customer or are not eligible for payment or paid by the United States Government (as provided in Paragraph 15.4 entitled “Indemnification by United States Government”), Contractor will defend, hold harmless and indemnify Customer and its Related Third Parties from any and all claims of Third Parties for property loss or damage, personal injury or bodily injury, including death, including any and all claims of Third Parties for direct, indirect, special, incidental or consequential damages or other loss of revenue or business injury or loss (other than claims of Third Parties for which Customer has the obligation to defend, hold harmless and indemnify Contractor and its Related Third Parties under Section 15.3.3 and 15.3.4 below), arising in any manner from the operation or performance of the Launch Vehicle.

15.3.3            To the extent that claims of liability by Third Parties are not covered by the third party liability insurance referred to in Paragraph 16.1 entitled “Third Party Liability Insurance,” or an insurance policy of either Contractor or Customer or are not eligible for payment by the United States Government (as provided in Paragraph

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15.4 entitled “Indemnification by United States Government “), Customer will defend, hold harmless and indemnify Contractor and its Related Third Parties for any and all claims of Third Parties, for property loss or damage, personal injury or bodily injury, including death, arising in any manner from the processing, testing, operation or performance of the Satellite or from any claim for indirect, special, incidental or consequential damages or other loss of revenue or business injury or loss resulting from any loss of or damage to the Satellite before or after Launch or from the failure of the Satellite to reach its planned orbit or operate properly.

15.3.4            Notwithstanding Paragraphs 15.3.2 and 15.3.3 above, Contractor shall not be obligated to defend, hold harmless or indemnify Customer for any claim brought by a Third Party against Customer resulting from any damage to or loss of the Satellite, whether sustained before or after Launch and whether due to the operation, performance, non-performance or failure of the Launch Vehicle or due to any other causes. Customer shall defend, hold harmless and indemnify Contractor for any claims brought by Third Parties against Contractor for damage to or loss of the Satellite, whether sustained before or after Launch or whether due to the operation, performance, non-performance or failure of the Launch Vehicle or due to other causes.

15.3.5            The indemnification for property loss or damage, personal injury or bodily injury provided by this Paragraph 15.3 shall be available regardless of whether such loss, damage or injury arises from the acts or omissions, whether negligent or otherwise, of the Party entitled to indemnification, or its Related Third Parties, as the case may be.

15.3.6            The right of either Party or Related Third Parties to indemnification under this Article is not subject to subrogation or assignment and either Party’s obligation set forth herein to indemnify the other Party or Related Third Parties extends only to that Party or those Related Third Parties and not to others who may claim through them by subrogation, assignment or otherwise.

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15.4         Indemnification by United States Government

15.4.1            The Parties recognize that under the CSLA and subject thereto, the Secretary of Transportation shall, to the extent provided in advance in appropriations acts or to the extent there is enacted additional legislative authority to provide for the payment of claims, provide for the payment by the United States Government of successful claims (including reasonable expenses of litigation or settlement) of a Third Party against Contractor or its subcontractors, or Customer or its contractors or subcontractors, resulting from activities carried out pursuant to a license issued or transferred under the CSLA for death, bodily injury, or loss of or damage to property resulting from activities carried out under the license, but only to the extent that the aggregate of such successful claims arising out of the Launch:

15.4.1.1             is in excess of the amount of insurance or demonstration of financial responsibility required of Contractor under its license issued pursuant to the CSLA; and

15.4.1.2             is not in excess of the level that is $1,500,000,000 (plus any additional sums necessary to reflect inflation occurring after January 1, 1989) above the required amount of insurance or demonstration of financial responsibility required by the CSLA.

15.4.2            Contractor makes no representation or warranty that any payment of claims by the United States Government will be available pursuant to the CSLA. Contractor’s sole obligation is the good faith effort to obtain such payment as may be available from the United States Government.

15.5         Indemnification - Intellectual Property Infringement

15.5.1            Contractor shall defend, hold harmless and indemnify Customer and its Related Third Parties for any and all claims resulting from the infringement, or claims of infringement, of the patent rights or any other intellectual property rights of a Third Party, that may arise from Contractor’s provision of Launch Services.

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15.5.2            Customer shall defend, hold harmless and indemnify Contractor and its Related Third Parties for any and all claims resulting from the infringement, or claims of infringement, of the patent rights or any other intellectual property rights of a Third Party, that may arise from the design, manufacture, launch (other than for infringement related to the provision of Launch Services as addressed in paragraph 15.5.1) or operation of Customer’s Satellite.

15.6         Rights and Obligations The rights and obligations specified in Paragraphs 15.3 and 15.5 shall be subject to the following conditions:

15.6.1            The Party seeking indemnification shall promptly advise the other Party in writing of the filing of any suit, or of any written or oral claim alleging an infringement of any Related Third Party’s or any Third Party’s rights, upon receipt thereof, and shall provide the Party required to indemnify, at such Party’s request and expense, with copies of all relevant documentation.

15.6.2            The Party seeking indemnification shall not make any admission nor shall it reach a compromise or settlement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

15.6.3            The Party required to indemnify, defend and hold the other harmless shall assist in and shall have the right to assume, when not contrary to the governing rules of procedure, the defense of any claim or suit or settlement thereof, and shall pay all reasonable litigation and administrative costs and expenses, including attorney’s fees, incurred in connection with the defense of any such suit, shall satisfy any judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments.

15.6.4            The Party seeking indemnification may participate in any defense at its own expense, using counsel reasonably acceptable to the Party required to indemnify, provided that there is no conflict of interest and that such participation does not otherwise adversely affect the conduct of the proceedings.

15.7         Inconsistency with Government Agreement In the event of any inconsistency between any provision of this Article 15 or Article 16 entitled “Insurance” and the Agreement for Waiver of Claims and Assumption of Responsibility referred to in Paragraph 13.1, this Article 15 shall take precedence as between the Parties.

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15.8         Survival of Obligations All indemnities, obligations, liabilities and payments provided for in this Article 15 shall survive, and remain in full force and effect, after the expiration or other termination of this Contract and, subject to the limitations set forth in this Article 15, notwithstanding any other provision of this Contract to the contrary.

15.9         Authority to Destroy The range safety officer or equivalent is hereby authorized to destroy, without liability or indemnity to Customer or Customer’s Related Third Parties, the Launch Vehicle and the Satellite in the event that such action is determined in such range safety officer’s or equivalent’s sole discretion to be necessary to avoid damage to persons or property. Any operation of the Launch Vehicle automatic destruct system that causes the destruction of the Launch Vehicle or Satellite shall also be without liability to Customer or Customer’s Related Third Parties.

15.10       Contractor’s Limitation of Liability Except for the obligation to indemnify provided in Paragraphs, 15.3.1, 15.3.2, and 15.5.1 Contractor’s cumulative liability to Customer for any and all claims that have not been waived or released pursuant to the terms of this Article 15 and any claim to which the remedies are not limited elsewhere in this Contract, arising out of or relating to this Contract, including, without limitation, any claim for termination, shall not, under any circumstances, exceed the amount of the Contract Price paid by Customer for the affected Launch Service as of the date of such claim.

15.11       Customer’s Limitation of Liability Except for the obligation to indemnify provided in Article 15.3.1, 15.3.3, 15.3.4 and 15.5.2, Customer’s cumulative liability to Contractor beyond payment due for services performed under this Contract, for any and all claims that have not been waived or released pursuant to the terms of this Article 15 and any claim to which the remedies are not limited elsewhere arising out of or relating to this Contract, including, without limitation, any claim for termination, shall not, under any circumstances, exceed the amount of the Contract Price for the affected Launch Service(s) for the affected Launch Service(s) relating to such claim.

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ARTICLE 16
INSURANCE

16.1         Third Party Liability Insurance Contractor shall procure and maintain in effect insurance for third party liability to provide for the payment of claims resulting from property loss or damage or bodily injury, including death, sustained by Third Parties caused by an occurrence resulting from Insured Launch Activities. The insurance shall have a limit in the amount required by the Office of the Associate Administrator for Commercial Space Transportation by license order issued to Contractor pursuant to the CSLA. Coverage for damage, loss or injury sustained by Third Parties arising in any manner in connection with Insured Launch Activities shall attach upon arrival of the Satellite at CCAS or the Satellite processing facility (wherever located), whichever occurs first, and will terminate upon the earlier to occur of the return of all parts of the Launch Vehicle to Earth or twelve (12) months following the date of Launch, unless the Satellite is removed from the Satellite processing facility other than for the purpose of transportation to CCAS or is removed from CCAS other than by Launch, in which case, coverage shall extend only until such removal. Such insurance shall not cover loss of or damage to the Satellite even if such claim is brought by any Third Party or Related Third Parties. Such insurance also shall not pay claims made by the United States Government for loss of or damage to United States Government property in the care, custody and control of Customer or Contractor.

16.2         Insurance Required by Launch License Contractor shall provide such insurance as is required by the launch license issued by the United States Department of Transportation for loss of or damage to United States Government property.

16.3         Miscellaneous Requirements The third party liability insurance shall name as named insured Contractor and as additional insureds Customer and the respective Related Third Parties of the Parties identified by each Party, the United States Government and any of its agencies and such other persons as Contractor may determine. Such insurance shall provide that the insurers shall waive all rights of subrogation that may arise by contract or at law against the named insured or any additional insured.

ARTICLE 17

NOT USED

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ARTICLE 18
REMEDIES AND LIMITATIONS ON REMEDIES

Where this Contract expressly provides remedies for the consequences of acts or omissions by the Parties in the performance of their obligations hereunder, such remedies are hereby agreed to constitute limited and exclusive remedies for such consequences. The following is an indicative, but non-inclusive, list of certain remedies that are hereby agreed to be limited and exclusive remedies and is not intended to limit the preceding sentence. The exclusive rights and remedies of a Party with respect to postponement of a Launch Period, Launch Slot or Launch Date attributed to the other Party is as provided in Paragraphs, 21.2 entitled “Termination by Customer for Excessive Launch Postponements”, 21.6 entitled “Termination by Contractor for Excessive Launch Postponements” and 21.8 entitled “Termination Charge”. The exclusive rights and remedy of Customer to terminate this Contract for the failure of Contractor to conduct a Successful Launch Service of an Atlas V with two or more solid rocket boosters prior to 15 December 2003 are provided in Paragraph 21.3 entitled “Termination by Customer for Contractor’s Failure to Conduct Atlas V Launch with Two or More Solid Rocket Boosters.”  The exclusive remedy for failure by either Party to provide the data, hardware or services it is required to provide pursuant to Paragraph 10.3 shall be the adjustment in the Launch Schedule contemplated in Paragraph 10.3. If Customer has elected Launch Risk Refund Protection under Article 19, entitled “Launch Risk Refund Protection”, in the event of a Total Failure, Constructive Total Failure or Partial Failure, Customer shall have the exclusive rights and remedies provided in Article 19. If Customer has not elected such Launch Risk Refund Protection under Article 19, Customer shall have no remedy against Contractor in the event of a failure of the Launch Vehicle or other performance of the Launch Service, subject to Paragraph 15.3.2 and shall be the indemnification by Contractor as provided in Paragraph 15.3.2. The exclusive rights and remedy of Customer for claims by Third Parties for property loss or damage, personal injury or bodily injury, including death, arising in any manner from the operation or performance of the Launch Vehicle, to the extent such claims are not eligible for payment or paid as provided in Paragraph 15.3.2, shall be the indemnification by Contractor as provided in Paragraph 15.3.2. The exclusive rights and remedy of the Parties for claims resulting from the infringement of patent rights or any other intellectual property rights of a Third Party shall be the indemnification as provided in Paragraph 15.5. The exclusive rights and remedy of Customer to terminate this Contract for convenience are described in Paragraph 21.1 entitled “Termination by Customer for Convenience.” The exclusive rights and remedy of Contractor to terminate this Contract in the event of nonpayment are described in Paragraph 21.4 entitled “Termination by Contractor for Nonpayment.”

ARTICLE 19
LAUNCH RISK REFUND PROTECTION

19.1         Launch Risk Refund Protection.  Customer has elected Launch Risk Refund Protection as specified in Article 2 entitled “Services To Be Provided.” Launch Risk Refund Protection shall be available as provided elsewhere in this Contract in the event of Total Failure,

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Constructive Total Failure or Partial Failure, as determined under Paragraph 19.5 entitled “Failure Review Board(s)” for the stated Launch Risk Refund Amount that the Customer has procured, not to exceed $100,000,000.

19.2         Not Used

19.3         Terms Governing Refund The following conditions will apply to Launch Risk Refund Protection:

19.3.1            Customer will pay the Contract Price, as specified in Paragraph 4.1 entitled “Contract Price,” which includes the Refund Fee.

19.3.2            In the event that the Launch Service is a Total Failure or Constructive Total Failure, as determined under Paragraph 19.5 entitled “Failure Review Board(s),” Contractor shall pay to Customer a Refund equal to the amount of the stated Launch Risk Refund amount that the Customer has procured, not to exceed $100,000,000.

19.3.3            In the event that the Launch Service is a Partial Failure, as determined under Paragraph 19.5 entitled “Failure Review Board(s),” Contractor shall pay to Customer a Refund equal to a prorated amount of the stated Launch Risk Refund amount Customer has procured, not to exceed $100,000,000. Customer’s right to a Refund in connection with one Launch Service is not transferable to another Launch Service, if any, under this Contract. The proration to be applied to determine the appropriate Refund shall be calculated as follows

Proration = 3.333 x (80% - Cp)

Where, Cp (capability percentage) equals the percentage, if any, greater than fifty percent (50%) of planned lifetime (less any margin) or operational capacity (after application of all redundant and spare components) expected after Partial Failure.

19.3.4            Not Used

19.3.5            Not Used

19.3.6            Refunds will be paid within sixty (60) days after a Partial Failure, Total Failure or Constructive Total Failure, as the case may be, is confirmed under Paragraph 19.5 entitled “Failure Review Board(s).”

19.3.7            In no event shall the aggregate amount of any Refund in connection with a Launch Service exceed the stated Launch Risk Refund amount Customer has procured, not to exceed $100,000,000.

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19.3.8            The Launch Risk Refund Protection will attach upon Launch and will terminate upon the earliest to occur of (a) a Total Failure or Constructive Total Failure, (b) Partial Failure, or (c) Satellite Separation. Damage to the Satellite following Satellite Separation but caused by the Launch Vehicle shall be deemed to have occurred prior to Satellite Separation for purposes of Launch Risk Refund Protection.

19.3.9            Customer will at all times act with due diligence and will do all things practicable and reasonable to avoid or diminish any loss or degradation of the lifetime or operational capability of the Satellite. Prior to Launch, Customer will provide to Contractor all information including, but not limited to, Satellite specifications, operating conditions, performance parameters and changes thereto that could materially affect the risk of loss of or damage to the Satellite or Launch Vehicle, as well as all amendments to the contract for the procurement of the Satellite. Both before and after Launch, Customer will respond to all reasonable written requests by Contractor for information and/or certifications relating to Satellite design, test and quality control. If the Customer’s Satellite specifications, operating conditions, performance parameters and/or changes thereto and such changes affect the risk of loss of or damage to the Satellite or the Launch Vehicle, then Contractor shall be entitled to renegotiate the terms of this Article 19, including but not limited to a change in the fees chargeable for such Launch Risk Refund Protection, or to terminate such protection and return all fees paid to date for such protection to Customer, subject to evidence that such risk cannot be insured and, if insurable at a higher cost, that the Customer has elected not to pay such costs.  If any fee chargeable for Launch Risk Refund Protection results from a change of Customer’s Satellite specifications, operating conditions or performance parameters and such changes affect the risk of loss in a less than material manner, Contractor shall be responsible for the increased fee.

19.3.10          In the event Customer believes a Total Failure, Constructive Total Failure or Partial Failure has occurred for which it is entitled to a Launch Risk Refund Protection as applicable hereunder, Customer shall give written notice of the occurrence to Contractor as soon as possible, but in no event later than the earlier of (a) sixty (60) days after a Corporate Officer or Director of Customer becomes aware of the occurrence or (b) one hundred and eighty (180) days after the termination of risk specified in Paragraph 19.4.1. If Customer believes the occurrence entitles it to claim a Launch Risk Refund Protection as applicable hereunder, Customer shall

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deliver to Contractor a sworn and notarized proof of loss in such form and including such information as Contractor may reasonably require and request as soon as practicable, but in no event later than one hundred thirty-five (135) days after the delivery of the notice of occurrence.   Upon completion of investigation or review of the cause or effects of the loss or failure, Customer shall provide to Contractor any final official report resulting from such investigation or review, and produce for inspection and copying all pertinent records, invoices, receipts, contracts and any other documentation available to Customer to support the loss.

19.3.11          In the event that any Refund associated with the Launch Risk Refund Protection hereunder, whether total or partial, is made to Customer and it is later determined that the anticipated degradation of the lifetime or operational capability of the Satellite is reduced or eliminated, Customer will return to Contractor, within forty five (45) days of such determination, (a) the entire Refund amount in the event that the anticipated degradation of the lifetime or operational capability of the Satellite is eliminated, or (b) an amount such that the Refund retained by Customer equals the amount that would have been paid for the extent of degradation as revised in the event that anticipated degradation of the lifetime or operational capability of the Satellite is reduced, less any cost reasonably incurred to restore the Satellite lifetime or operational capability.

19.3.12                    In the event that a Launch Service is declared a Constructive Total Failure or Partial Failure and a Refund is provided by Contractor associated with this Launch Risk Refund Protection, Contractor shall be entitled to a pro rata salvage value of the Satellite (taking into account other insured interests) to the extent of such Refund. Salvage value shall extend to any revenues or equivalent goods and services and other proceeds derived from the sale, lease or other use or disposal of the Satellite or any affected portion thereof.

19.3.13          Customer’s right to a Launch Risk Refund Protection or Refund shall be void if (a) the Customer conceals or misrepresents, in writing or otherwise, any material fact or circumstance concerning this Launch Risk Refund Protection, or (b) the Customer defrauds or attempts to defraud Contractor or its insurers, whether before or after a loss.

19.3.14          Contractor shall have no obligation to provide Launch Risk Refund Protection under this Article 19 for any loss, damage or failure caused by or resulting from:

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19.3.14.1          War, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending, or expected attack by any government or sovereign power (de jure or de facto); any authority maintaining or using a military, naval or air force; a military, naval or air force; or any agent of any such government, power, authority or force.

19.3.14.2          Any anti-satellite device or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams.

19.3.14.3          Insurrection, strikes, riots, civil commotion, rebellion, revolution, civil war, usurpation or action taken by a government authority in hindering, combating or defending against such an occurrence whether there be a declaration of war or not.

19.3.14.4          Confiscation by order of any government or governmental authority or agency (whether secret or otherwise), or public authority.

19.3.14.5          Nuclear reaction, nuclear radiation or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment.

19.3.14.6          Electromagnetic or radio frequency interference, except for physical damage to the Launch Vehicle or Satellite and/or directly resulting from such interference.

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19.3.14.7          Willful or intentional acts of Customer, or any person authorized by Customer (except the Range Safety Officer) to have access to the Satellite and/or Launch Vehicle, designed to cause loss or failure of the Satellite and/or Launch Vehicle.

19.3.14.8          Loss of revenue, extra expenses, incidental damages or consequential damages

19.3.14.9          Claims made against Customer by third parties

19.4         The Launch Risk Refund Protection is limited to the Launch Risk Refund amount that Customer has procured payable in accordance with the provisions of this Article 19.

19.5         Failure Review Board(s) In the event of a suspected Partial Failure, Total Failure or Constructive Total Failure, implementation of this Article 19 shall be based on the findings of the Launch Service Failure Review Board. Customer may elect to form, at its sole and unilateral discretion, a Satellite Failure Review Board.  Such Satellite Failure Review Board shall be permitted to provide data, analyses, and other information to the Launch Service Failure Review Board that the Launch Service Failure Review Board shall consider, if relevant to the determination of launch vehicle performance, in its findings.  Customer will be entitled to present findings/evidence of the Satellite Failure Review Board in the event of a material disagreement with respect to the determination of facts or conclusions of the Boards with regard to whether a Partial, Total or Constructive Failure occurred.  Customer will receive notice of the findings of the Launch Service Failure Review Board and Contractor shall receive notice of the Satellite Failure Review Board from Customer. If Contractor has not already convened a Failure Review Board to evaluate a suspected Total Failure, Constructive Total Failure or Partial Failure, then Customer may give written notice to Contractor requesting that a Failure Review Board be convened.

19.5.1            The Launch Service Failure Review Board shall consist of those technical disciplines determined by Contractor to be necessary to assess the failure, its cause and necessary corrective action, if any, required for future launches. Customer may provide representation to the Launch Service Failure Review Board, but such representation shall be limited to data review, consultation and recommendation only. Customer will provide evidence of the damage, if any, to the Satellite as a result of the failure. The Launch Service Failure Review Board shall make a determination

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of whether there has been a Partial Failure, Total Failure or Constructive Total Failure.

19.5.2            If convened by the Customer, The Satellite Failure Review Board shall consist of those technical disciplines determined by Customer to be necessary to determine functionality of the satellite and cause or any degredation. Contractor may provide representation to the Satellite Failure Review Board, but such representation shall be limited to data review, consultation and recommendation only. Contractor will provide evidence as to the performance of the Launch Vehicle.  Data, analyses, and other information may be provided by the Satellite Failure Review Board to the Launch Service Failure Review Board if, in the reasonable determination of the Satellite Failure Review Board, such information will or may have a bearing on the determination of the Launch Service Review Board.  Any such data, analyses, and other information shall be provided in writing.

19.5.3            In the event the Launch Service Failure Review Board fails to render a decision within ninety (90) days of the Launch or Customer and Contractor do not otherwise reach mutual agreement as to occurrence of a Total Failure, Constructive Total Failure or Partial Failure, or in the event Customer or Contractor disagrees with the findings of the Launch Service Failure Review Boards, both Customer and Contractor shall promptly and without undue delay, each appoint an expert in the field who is independent from both Customer or Contractor. The two (2) experts shall appoint a third expert who is independent from both Customer and Contractor.  In the event the experts fail to agree upon appointment of a third expert within thirty (30) days of written notice by Customer and Contractor to appoint a third expert, Customer and Contractor agree to allow The International Chamber of Commerce to select such third expert. The three (3) experts shall review all of the materials provided to the Failure Review Board and, following this review, transmit their findings in writing to Customer and Contractor at the same time. All decisions of this panel of three experts shall be by majority vote. Customer and Contractor agree to be bound by the findings and/or appraisal of the three (3) experts provided for under this Article or, if the first two experts should disagree, by the majority vote of the three experts provided for under this Article. Customer and Contractor shall each be responsible for the cost of the selection and use of their respective appointed expert, and both Customer and Contractor shall share equally the cost of the selection and use of the third expert. The panel of three experts if

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necessary, shall conduct their review and determination in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce.

19.6         Contractor recognises that Customer intends to purchase additional insurance for the Satellite(s) and if requested, Contractor will use its reasonable efforts to harmonise the terms of the Launch Risk Refund Protection with the terms of such insurance without increasing the Refund Fee or placing the Contractor in a position of risk relative to the Contractor’s insurance policy and provided always that the Contractor shall not be liable to Customer if this cannot be achieved.  Should the Contractor be unable to achieve such harmonization without increasing the Refund Fee then it will give the Customer the option to purchase the modified launch risk refund protection at the increased rate, if available.

19.7         Contractor and Customer agree that the Satellite performance degradation (Cp) parameters in this Contract shall be as specified in Customer’s insurance policy purchased from the commercial space insurance market.

19.8         Contractor and Customer shall each utilize reasonable efforts to complete the activities under Paragraphs 19.6 and 19.7 no later than six (6) months prior to any Launch under this Contract unless Inmarsat notifies ILS that a lesser period is required because of then prevailing market conditions or when Customer places its insurance policy for any affected Launch under this Contract, whichever occurs first.

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ARTICLE 20
CONTRACTOR RESPONSIBILITY FOR LAUNCH VEHICLE INTERFACE CHANGES

In the event that the Customer incurs additional cost from its spacecraft manufacturer, solely due to either: (i) the projected Launch Vehicle environments exceeding those currently contained in Annex B or (ii) Launch Vehicle mechanical or electrical or electro-magnetic or functional interface change(s) from the Annex B baseline Contractor shall reimburse Customer for such costs subject to the following:

                    a)         The environmental exceedences or Launch Vehicle interface changes were not the result or due to actions of the spacecraft manufacturer or Customer.

                    b)        Customer demonstrates to Contractor that such costs and or delays to Satellite delivery, which shall be subject to independent audit, were incurred and were necessary and reasonable and that the alleged Satellite delivery delays were due to causes attributable solely to Launch Vehicle environmental exceedences or Launch Vehicle interface changes that were not the result or due to actions of the spacecraft manufacturer or Customer.

                    c)         Customer provides Contractor thirty (30) days notice prior to the performance of the additional work by the spacecraft manufacturer and allows the Contractor to provide alternative solutions. Customer agrees to give due consideration to Contractor’s suggested alternative solution(s), if any, and in any event Customer agrees to use best commercial efforts to minimize spacecraft manufacturer’s additional costs.

Upon fulfillment of the above criteria, Contractor shall reimburse Customer within thirty (30) days of receipt of Customer invoice, provided Contractor’s cumulative liability under this provision shall not exceed $2,000,000 per Launch Service under this Contract. In the event that the Customer’s costs under this Article are likely to exceed Contractor’s cumulative liability limit of $2,000,000 or cause a delay in Satellite delivery in excess of sixty (60) days due to causes attributable solely to Launch Vehicle environmental exceedences or Launch Vehicle interface changes that were not the result or due to actions of the spacecraft manufacturer or Customer, Customer may terminate the applicable Launch Service(s). Customer will waive its right to terminate Contractor under this provision if it fails to terminate within 10 days of receiving notice form the Satellite Manufacture providing notice to Customer that the cumulative liability limit will be exceeded or that the change will cause a Satellite delivery delay in excess of 60 days.

ARTICLE 21
TERMINATION

21.1         Termination by Customer for Convenience Customer may terminate any Launch Service under this Contract for any reason at its convenience following written notice to Contractor given at least thirty (30) days prior to the then-scheduled Launch Period or Launch Date. If Customer terminates a Launch Service under this Paragraph 21.1, Contractor shall be entitled to retain the Termination Charge set forth in Paragraph 21.8.

21.2         Termination by Customer for Excessive Launch Postponements Customer may terminate a Launch Service under this Contract if Contractor has actually postponed or provided notice of postponement of such Launch Service under Article 7 entitled “Launch Schedule Adjustments” for longer than the aggregate period of permissible postponements under said Article. If Customer does not provide a notice of termination to Contractor within sixty (60) days of postponement or notice of postponement by Contractor, Customer waives its right to terminate the postponed Launch Service under this Paragraph 21.2 unless Contractor further postpones the Launch Service under Article 7.  If Customer terminates a Launch Service in accordance with this Paragraph 21.2, Contractor shall reimburse Customer for all payments made to Contractor for such Launch Service.

21.3         Termination by Customer for Contractor Failure to Conduct Atlas V Launch with Two or More Solid Rocket Booster Notwithstanding any other provision of this Contract, Customer may terminate the Basic Launch Service under this Contract if Contractor fails to conduct Successful Launch Service of an Atlas V launch vehicle utilization two (2) or more solid rocket boosters by 15 December 2003.  If Customer does not provide a notice of termination to Contractor within sixty (60) days of the inception of its right under this paragraph, Customer waives its right to terminate under this Paragraph 21.3.  If Customer terminates the Basic Launch Service is accordance with this Paragraph 21.3, Contractor shall reimburse Customer for all payments made to Contractor for such Basic Launch Service.

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21.4         Other Customer Termination Rights

21.4.1                                     Termination by Customer for Contractor Failure to Provide Two Atlas V Successful Launch Services

Customer may terminate a Launch Service under this Contract if Contractor fails to have two consecutive Successful Launch Services of an Atlas V prior to a Customer Launch subject to the following conditions:

21.4.1.1  If Contractor has not conducted two (2) consecutive Successful Launch Services of an Atlas V, and fails to have another Atlas V Launch Firmly Manifested no later than the end of the then-current Launch Period, Launch Slot or Launch Date, as applicable, for the second Inmarsat 4 series Satellite, for such Firmly Manifested launch scheduled to occur no later than five (5) months after the end of the then-current Launch Period, Launch Slot or Launch Date, as applicable, for the second Inmarsat 4 series Satellite, Customer may terminate a Launch Service under this Contract.

21.4.1.2  If Customer does not provide a notice of termination to Contractor within sixty (60) days of the inception of its right under this paragraph, Customer waives its right to terminate under this Paragraph 21.4.1 unless Contractor experiences a subsequent Atlas V launch failure.

21.4.1.3  If Customer terminates a Launch Service in accordance with this Paragraph 21.4.1, Contractor shall reimburse Customer for all payments made to Contractor for such Launch Service.

21.4.1.4  The Parties agree that as of the date of this Contract, there has been one (1) Successful Launch Service conducted by an Atlas V launch vehicle and that upon the completion of a second Successful Launch Service by an Atlas V launch vehicle, this Paragraph 21.4.1 shall not be applicable.

21.4.2                                     Termination By Customer For Contractor Failure To Provide A Return To Flight Launch Customer may terminate a Launch Service under this Contract if Contractor experiences a launch vehicle failure of an Atlas V launch and Contractor fails to provide a Return To Flight Launch prior to a Launch under this Contract subject to the following conditions:

21.4.2.1 If the launch vehicle failure occurs after Contractor has been designated to Launch the first Inmarsat 4 Satellite in accordance with Paragraph 6.1 herein, Customer shall have the immediate right to convert the Contractor's Satellite assignment from the launch of the first Inmarsat 4 Satellite to the launch of the second Inmarsat 4 Satellite. If Customer exercises such right, the postponement of the Launch Service from the first Inmarsat 4 Satellite to the second Inmarsat 4 Satellite shall not be attributed to either Party.

21.4.2.2 If, following Customer's conversion in accordance with Paragraph 21.4.2.1, and no later than four (4) months prior to the inception of Customer's right to terminate the Launch Service for Contractor's excessive launch postponements in accordance with Paragraph 21.2, Contractor (i) has not performed a Return to Flight Launch, or (ii) does not have an Atlas V launch Firmly Manifested for Launch prior to the inception of Customer's right to terminate the Launch Service for Contractor's excessive launch postponements in accordance with Paragraph 21.2, then no Return to Flight Launch shall be deemed to be forthcoming and Customer may exercise its termination rights under this provision.

21.4.2.3 Customer must convert the launch assignment in accordance with Paragraph 21.4.2.1 prior to exercising its right to terminate a Launch Service under this Paragraph 21.4.2. If Customer terminates a Launch Service in accordance with this Paragraph 21.4.2, Contractor shall reimburse Customer for all payments made to Contractor for such Launch Service.

21.4.3                                     Termination for Launch Vehicle Interface Changes As set forth in Article 20, in the event that the Customer’s costs are likely to exceed Contractor’s cumulative liability limit of $2,000,000 or cause a delay in Satellite delivery in excess of sixty (60) days due to causes attributable solely to Launch Vehicle environmental exceedences or Launch Vehicle interface changes that were not the result or due to actions of the spacecraft manufacturer or Customer, Customer may terminate the applicable Launch Service(s). Customer will waive its right to terminate Contractor under this provision if it fails to terminate within 10 days of receiving notice from the Satellite Manufacturer providing notice to Customer that the cumulative liability limit will be exceeded or that the change will cause a Satellite delivery delay in excess of 60 days. If Customer terminates a Launch Service in accordance with this Paragraph 21.4.3, Contractor shall reimburse Customer for all payments made to Contractor for such Launch Service.

21.4.4                                     Termination for Contractor Failure to Provide Launch Risk Refund Protection In the event Contractor is unable to obtain Launch Risk Refund Protection at the anticipated Refund Fee rate [(4.25% x Refund Amount) + US$160,000] set forth in paragraph 4.1 and without any material changes from the terms contained in Article 19 entitled “Launch Risk Refund Protection”, including the Satellite performance degradation (Cp) parameters as described in Paragraph 19.7, Customer may terminate any affected Launch Service under this Contract. Contractor shall promptly notify Customer in writing, if despite Contractor’s reasonable commercial efforts and consistent with the timescales and other provisions if Paragraph 19.8, Contractor is unable to obtain Launch Risk Refund Protection in accordance with the preceding sentence. If Customer does not provide a notice of termination to Contractor within sixty (60) days of Contractor's notification, Customer waives its right to terminate under this Paragraph 21.4.4 and its right to obtain Launch Risk Refund Protection under Articles 4.1 and 19 unless the Parties mutually agree in writing to modify terms of Launch Risk Refund Protection. If Customer terminates a Launch Service in accordance with this Paragraph 21.4.3, Contractor shall reimburse Customer for all payments made to Contractor for such Launch Service.

21.5         Termination by Contractor for Non-Payment Contractor may terminate a Launch Service under this Contract if Customer fails to make any payment to Contractor relating to such Launch Service on the due date as required by this Contract, provided Customer fails to remedy such non-payment within thirty (30) days of notice from Contractor describing such non-payment and stating Contractor’s intent to terminate the Launch Service. If Contractor terminates a Launch Service in accordance with this Paragraph 21.5, Contractor shall be entitled to the Termination Charge set forth in Paragraph 21.8.

21.6         Termination by Contractor for Excessive Launch Postponements Contractor may terminate a Launch Service under this Contract if Customer has actually postponed or given notice of postponement of such Launch Service under Article 7 entitled “Launch Schedule Adjustments” for more than the permissible postponements under said Article. If Contractor does not provide a notice of termination to Customer within sixty (60) days of postponement or notice of postponement by Customer, Contractor waives its right to terminate the postponed Launch Service under this Paragraph 21.6 unless Customer further postpones the Launch Service under Article 7. If Contractor terminates a Launch Service in accordance with this Paragraph 21.6, Contractor shall be entitled to retain the Termination Charge set forth in Paragraph 21.8.

21.7         Termination Date The effective termination date of any Launch Service terminated under this Article 21 shall be the date of receipt of notice of termination.

21.8         Termination Charge If a Launch Service is terminated in accordance with the provisions of Paragraphs 21.1, 21.5 or 21.6, Contractor may retain as a Termination Charge an amount equal to one hundred percent (100%) of the initial payment and fifty percent (50%) of all other amounts paid or due but unpaid under Article 5 entitled “Payment” as of the effective termination date for the terminated Launch Service(s). If such effective termination date falls between the payment due dates, the Termination Charge attributable to such partial period shall be prorated through the effective termination date. Customer will pay to Contractor any unpaid portion of the Termination Charge within thirty (30) days of Contractor’s invoice. Contractor shall refund to Customer any amount paid, without interest, under this Contract for the terminated Launch Service(s) in excess of the Termination Charge within thirty (30) days of the effective termination date for such Launch Service(s).

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21.9         Effect of Termination If either Party terminates one or more Launch Service(s) or this Contract under this Article 21, both Parties’ obligations under this Contract with respect to such Launch Service(s) shall be discharged as of the Launch Service(s) effective termination date except that Customer’s obligation to pay the Termination Charge described in Paragraph 21.8 shall survive the termination of this Contract. If less than all Launch Service(s) to be furnished under this Contract are terminated pursuant to this Article 21, the provisions of this Article shall apply to the terminated Launch Service(s) only, and the Parties shall continue to perform their obligations with respect to any Launch Service(s) not terminated under this Article. If all remaining Launch Service(s) to be furnished under this Contract are terminated pursuant to this Article 21, the entire Contract shall be deemed to have been terminated as of the effective termination date of the last terminated Launch Service.

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ARTICLE 22
DISPUTE RESOLUTION

22.1         Dispute Resolution Any dispute arising under or relating to this Contract or the breach thereof, including any dispute concerning the validity, scope or enforceability of this provision, that is not promptly resolved directly by the Parties shall be resolved through negotiation, mediation, or court proceedings as set forth in this Article 22.

22.2         Negotiation Any dispute arising hereunder that is not promptly resolved by the individuals identified in Article 9 shall be referred to the senior management of Contractor and Customer designated by the Parties. If such senior management cannot satisfactorily resolve the dispute in a timely fashion, as determined by either Party, the Parties shall seek resolution of the matter through mediation, or arbitration as provided below.

22.3         Mediation Any dispute arising hereunder that is not promptly resolved through the negotiation procedure described in Paragraph 22.2 shall be referred to mediation. Mediation shall be an informal, non-binding dispute resolution process mutually agreed by the Parties or by a mutually acceptable alternative dispute resolution organization. If such mediation does not satisfactorily resolve the dispute within ninety (90) days of referral of the dispute to the senior management of the Parties, either party may institute court proceedings as set forth in Paragraph 22.4 below.

22.4         Any dispute or disagreement arising between the Parties in connection with the interpretation of any Article or provision of this Contract, or the compliance or non-compliance therewith, or the validity or enforceability thereof, or any other dispute related to this Contract which is not settled to the mutual satisfaction of the Parties through negotiation, mediation as provided in this Article shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce in effect on the date that such notice is given.  Arbitration shall be held in Geneva, Switzerland.

22.5         Either Party demanding arbitration of a controversy shall, in writing, specify the matter to be submitted to arbitration and, simultaneously, choose and nominate a competent individual to act as an arbitrator.  Thereupon, within fifteen (15) days after receipt of such written notice, the other Party shall, in writing, choose and nominate a second competent arbitrator.  The two arbitrators so chosen shall promptly endeavor to select a third arbitrator.

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If the two arbitrators fail to agree upon a third arbitrator within a period of seven (7) days, or if, for any other reason, there is a lapse in the naming of an arbitrator or arbitrators, or in the filling of a vacancy, or in the event of failure or refusal of any arbitrator(s) to attend to or fulfill his or their duties, then upon application by either Party to the controversy, an arbitrator or arbitrators shall be named by the International Chamber of Commerce.

22.6         Not Used

22.7         The arbitration award made shall be final and binding upon the Parties and judgment may be entered thereon, upon the application of either Party to any court having jurisdiction.  The relief that may be awarded by the arbitrators under any arbitration arising from this Contract may not exceed actual compensatory damages. In no event may the arbitrators award special, incidental, consequential or punitive damages.

22.8         Each Party shall bear the cost of preparing and presenting its case.  The cost of arbitration, including the fees and expenses of the third arbitrator, will be shared equally by the Parties unless the award otherwise provides.

22.9         Language Negotiations, mediation sessions or negotiations in connection with this Contract shall be conducted in the English language, provided that at the request and expense of the requesting Party, documents and testimony shall be translated into any language specified by the requesting Party.

ARTICLE 23
CONFIDENTIALITY

23.1         Contract Provisions

23.1.1            Each Party shall make reasonable efforts to assure that its employees do not disclose the terms or conditions of this Contract, except as may be required to perform this Contract, to acquire insurance or the benefit thereof, in support of arbitration or legal proceedings relating hereto, as required by their respective governments, or in the normal course of reporting to its parent company.

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23.1.2            No publicity or information regarding this Contract will be given or released without the prior written consent of the other Party. Consent to release of information by either Party shall not be unreasonably withheld.

23.2         Proprietary Data It is recognized that Customer and Contractor each will have developed business, financial, and technical information including but not limited to information relating to the mating and launching of the Launch Vehicle and the Satellite that will be exchanged between the Parties. To the extent that such data is considered “Proprietary Information” by either Party, such disclosures shall be handled in accordance with this Article 23.

23.2.1            “Proprietary Information” (i) shall be that information, data or material in written form that is conspicuously marked “Proprietary,” and that is delivered by Contractor or by Customer, as the case may be, to the representative designated for receipt thereof by the other Party, as set forth in Paragraph 9.1 of this Contract and (ii) shall include all copies in whole or in part made of such information, data or material or derivative uses thereof. Oral disclosure, if identified as “Proprietary Information” prior to disclosure, will be treated as proprietary under this Article provided that the oral information is reduced to writing and a copy marked as “Proprietary” is sent to the recipient within thirty (30) days of such disclosure.

23.2.2            Each Party agrees not to use the other Party’s Proprietary Information for any purpose other than for the performance of this Contract. Any other use or disclosure of such Proprietary Information shall be made only upon prior written consent of the other Party.

23.2.3            Each Party agrees to restrict disclosures of the Proprietary Information of the other Party to only those having a need to know in the performance of this Contract and to have all such Proprietary Information protected with a level of care similar to that normally used to protect its own Proprietary Information of a similar nature within its own organization but in no event less than reasonable care. If such care is used, the recipient shall not be liable for the unauthorized disclosure of Proprietary Information.

23.2.4            The aforementioned restrictions on use and disclosure of Proprietary Information will not apply:

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23.2.4.1            If either Party can show that the Proprietary Information received from the other is or has become generally available through the public domain without fault of such Party;

23.2.4.2            If the Proprietary Information is in a written record in one Party’s files prior to its receipt from the other Party and is not otherwise restricted as to its use or disclosure;

23.2.4.3            If either Party at any time lawfully obtains the Proprietary Information in writing from a Third Party under circumstances permitting its disclosure;

23.2.4.4            If the Proprietary Information is disclosed with the prior written consent of the other Party, provided such disclosure complies in all respects with the terms of the written consent;

23.2.4.5            When the Proprietary Information is disclosed more than six (6) years after the date of receipt of the information.

23.2.5            Upon termination or expiration of this Contract, the Parties, within a reasonable period of time, will return all Proprietary Information received from the other Party under the terms of this Contract or certify that all the Proprietary Information has been destroyed.

23.2.6            It is understood that neither Party assumes any liability to the other for damages arising from the other Parties use of or reliance upon any Proprietary Information disclosed pursuant to this Article except as provided elsewhere herein.

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ARTICLE 24
INTELLECTUAL PROPERTY

24.1         Neither Party will acquire, as a result of the services to be provided under this Contract, any rights to the inventions, patents, copyrights, trademarks or other technical property or any rights to the proprietary data of the other Party or the Related Third Parties of the other Party, except as set forth elsewhere in this Contract.

24.2         Customer grants to Contractor and its affiliates a royalty-free, nonexclusive, non-transferable right to use the trademarks/logos of Customer listed in Annex C (“Licensed Marks”) on Contractor’s Launch Vehicle(s) used in connection with the Launch Service(s), and in connection with all advertising and marketing activities occurring prior to, during and subsequent to the Launch(es) (“Licensed Uses”). Customer represents that it is the owner of all rights, title and interest in and to the Licensed Marks and the goodwill associated with the Licensed Marks. Contractor’s use of the Licensed Marks in connection with the Contractor’s Licensed Uses shall inure to the benefit of Customer and shall be of a quality commensurate with the quality of the products and services of Customer.

ARTICLE 25
RIGHT OF OWNERSHIP AND CUSTODY

25.1         Customer hereby acknowledges and agrees that at no time shall it obtain title to or ownership of or any other legal or equitable right or interest in any part of the Launch Vehicle or in any other tangible or intangible property or hardware of Contractor or its Related Third Parties, including, without limitation, any patent or data rights used or furnished in providing Launch Services under this Contract. Such property shall be considered the sole and exclusive property of Contractor.

25.2         Contractor hereby acknowledges and agrees that at no time shall it obtain title to or ownership of or any other legal or equitable right or interest in any part of the Satellite or in any other tangible or intangible property or hardware of Contractor or its Related Third Parties, including, without limitation, any patent or data rights with respect to the Satellite. Such property shall be considered the sole and exclusive property of Customer.

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ARTICLE 26
AMENDMENT

Except as may be specifically provided elsewhere in this Contract, any amendment, modification or change to this Contract, including but not limited to launch requirements, changes in quantity or schedule adjustments, may only be made in writing and upon mutual agreement of Customer and Contractor.

ARTICLE 27
GOVERNING LAW

27.1         This Contract shall be governed by and construed in accordance with the laws of the England, exclusive of that jurisdiction’s choice of law rules. The provisions of the United Nations Convention for the International Sale of Goods shall not be applicable to this Contract.

27.2         Customer is subject to civil and commercial law with respect to its obligations hereunder, and the execution, delivery and performance of this Contract by Customer constitute private and commercial acts rather than public or governmental acts. Neither Customer nor any of its property has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under applicable law.

ARTICLE 28
WAIVER OF BREACH

The failure of either Party, at any time, to require performance of the other Party of any provision of this Contract shall not waive the requirement for such performance at any time thereafter.

ARTICLE 29
ASSIGNMENT

This Contract shall not be transferred, assigned in full, as security or otherwise or delegated to any other individual, firm, institution, organization or government agency by either Party without the prior written consent of the other Party, except for assignments or delegations made by a Party to its parent company, a subsidiary of such Party or its parent company, or a division. Consent to assignment or delegation by either Party shall not be unreasonably withheld. Any attempted assignment or delegation, without such consent, shall be void and without effect. Any permitted assignment or delegation shall not act to release a Party from its obligations under this Contract unless the consent to assignment or delegation from the other Party specifically provides for such release.

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ARTICLE 30
ORDER OF PRECEDENCE

In the event of any conflict among the various portions of this Contract, the following order of precedence shall prevail:

Articles 1 through 32

Annex A – “Statement of Work”

All other Annexes to this Contract.

ARTICLE 31
ENTIRE AGREEMENT

This Contract constitutes the entire agreement and understanding between the Parties. No other promises or representations, either verbal or written, with the exception of duly executed subsequent written modifications to the Contract shall have any force or effect in regard to the contractual obligations of the Parties herein.

ARTICLE 32
SEVERABILITY

The invalidity, unenforceability or illegality of any provision hereto shall not affect the validity or enforceability of the other provisions of this Contract, which provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Contract as of the day and year first above written:

For Customer		For Contractor

INMARSAT LIMITED		LOCKHEED MARTIN COMMERCIAL LAUNCH SERVICES, INC.

Signature:	/s/ L. TRAINI	Signature:	/s/ WENDY MIHALIC

Name:	L. Traini	Name:	Wendy Mihalic

Title:	Director, Procurement and Contracts	Title:	Director, Commercial Sales

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ANNEX A – STATEMENT OF WORK

LAUNCH SERVICES FOR THE

INMARSAT FOURTH GENERATION SATELLITES

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1. INTRODUCTION

1.1	Scope

1.2	Responsibility

1.3	Inmarsat 4 Spacecraft Programme Key Dates

1.4	Technical Requirements

2. SUPPORT SERVICES TO BE PROVIDED BY THE LAUNCH SERVICES CONTRACTOR

2.1	Mission Analyses

2.2	Safety

2.3	Government Authorisations

2.4	Spacecraft Processing at Launch Site

2.5	Not Used

2.6	Launch Operations

2.7	Spacecraft Support

2.8	Launch Rehearsals

3. DELIVERABLE ITEMS

3.1	Hardware

3.2	Documentation

4. MEETINGS AND REVIEWS

4.1	General

4.2	Design Reviews

4.3	Anomaly / Failure Reviews

4.4	Delivery Review Boards

4.5	Launch Readiness Review

4.6	Prior Launch Review

5. QUALITY ASSURANCE

5.1	Quality Control Plan

5.2	Hardware Inspections

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1.                            INTRODUCTION

1.1                                        Scope

This Statement of Work describes the work required to provide a complete range of launch services to support the launch of up to three Inmarsat-4 spacecraft. Details of the spacecraft interface and mission requirements are given in the “Inmarsat-4/Launch Vehicle Interface Requirements Document (Inmarsat 4 Addendum)” which is included as Annex B of this Contract.

1.2                                        Responsibility

The Launch Services Contractor shall be responsible for the manufacture, assembly and test of the candidate launch vehicle(s), the compatibility of launch vehicle/spacecraft interfaces, specific mission analyses, the arrangements for spacecraft processing at the launch site and subsequent integration with the launch vehicle, and the associated launch and support activities for the selected mission.

Inmarsat, in conjunction with the spacecraft supplier, shall be responsible for the provision of all technical, interface and programme data required by the launch services contractor and for the spacecraft processing activities at the launch site.  Inmarsat shall additionally be the responsible interface for the spacecraft orbital network.

1.3                                        Inmarsat 4 Spacecraft Programme Key Dates

The following key dates for the Inmarsat-4 spacecraft programme are provided for information only:

•	Contract Start	11 May 2000

•	Preliminary Design Review	29 Sep 2000

•	Critical Design Review	12 Nov 2001

•	Start of Protoflight Mechanical Testing Note 1	16 Oct 2002

•	Protoflight Spacecraft Delivery to Launch Site:	11 Jul 2003

•	Start of Flight 2 Mechanical Testing Note 1	10 Dec 2002

•	Flight 2 Delivery to Launch Site	6 Nov 2003

•	Start of Flight 3 Mechanical Testing Note 1	15 May 2003

•	Flight 3 Delivery to Launch Site	08 Mar 2004

Note 1:             Launch vehicle adapter fit check and clampband release test will be performed during mechanical testing of the first spacecraft foreseen for a particular launch vehicle. Fit checks on all other spacecraft will be performed, at latest, on arrival at the launch site.

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1.4                                        Technical Requirements

The following reference document is included as Annex B to the Contract:

•                  Inmarsat-4/Launch Vehicle Interface Requirements Document (Inmarsat-4 Addendum) INM4.SP.0002.S.MMS, Version 2, Rev. 1 (DRAFT), April 2001

This document will be used as the basis for the Interface Control Document (ICD) to be prepared after contract kick-off.

2.                            SUPPORT SERVICES TO BE PROVIDED BY THE LAUNCH SERVICES CONTRACTOR

2.1                                        Mission Analyses

The Launch Services Contractor shall conduct sufficient mission-specific analyses in order to optimise the launch flight profile so as to maximise the spacecraft on orbit lifetime. The Launch Services Contractor shall also perform all necessary analyses in order to demonstrate the compatibility of the spacecraft with the launcher-induced environment throughout the mission profile.

The analyses to be performed shall include, but not be limited to:

2.1.1                             trajectories up to separation;

2.1.2                             separation analyses, all phases, as well as collision avoidance;

2.1.3                             orbit characteristics and dispersions;

2.1.4                             dynamic coupled loads analyses;

2.1.5                             acoustic level analyses;

2.1.6                             ascent venting analyses;

2.1.7                             critical clearance analyses;

2.1.8                             thermal analyses;

2.1.9                             radio frequency / EMC analyses;

2.1.10                      post-flight analysis using launcher telemetry and orbit tracking data.

2.2                                        Safety

The Launch Services Contractor shall define the safety rules governing the design, handling and operation of the spacecraft at the launch facilities and when integrated with the launch vehicle.  The means by which compliance with these rules is to be obtained should also be detailed.

The Launch Services Contractor shall act on Inmarsat’s behalf in gaining the necessary approvals from third party authorities for spacecraft safety submissions, hazardous procedures and any associated waivers.

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2.3                                        Government Authorisations

The Launch Services Contractor shall obtain all the necessary government and/or customs authorisations associated with the launch of the Inmarsat-4 spacecraft.

2.4                                        Spacecraft Processing at Launch Site

The Launch Services Contractor shall provide the following facilities, equipment and services to be used in support of spacecraft processing at the launch site for a period of up to eight weeks; the technical requirements related to these activities are contained in Annex B:

2.4.1                             unloading and transportation of the spacecraft and its associated ground checkout equipment from the relevant airport to the spacecraft processing facilities, inclusive of unloading and local handling after arrival at the facilities;

2.4.2                             loading, transportation and unloading of the spacecraft and its associated ground checkout equipment between facilities associated with different phases of the launch campaign;

2.4.3                             storage of equipment as required during the launch campaign;

2.4.4                             spacecraft integration facilities (Class 100,000) and associated services to support local and remote spacecraft checkout;

2.4.5                             appropriate control of the spacecraft environment (thermal, cleanliness etc.) at all times from arrival at the launch site, spacecraft processing, encapsulation, launch pad and ascent phase;

2.4.6                             hazardous processing facilities for spacecraft fueling and pressurisation;

2.4.7                             handling and storage of pyrotechnic devices, propellants (including xenon) and pressurant;

2.4.8                             disposal of hazardous waste materials;

2.4.9                             provision of sufficient quantities of liquid solvents for cleaning purposes, helium/nitrogen gas and liquid nitrogen supplies;

2.4.10                      technical workshop support as available;

2.4.11                      office accommodation, furniture, supplies, photocopying facilities and associated secretarial services for up to 50 Inmarsat and spacecraft contractor personnel. Ideally the offices should be wired to allow Inmarsat to establish an Ethernet based local area network. Note that Inmarsat and the spacecraft contractor will be responsible for providing their own computers and printers, but on-site maintenance and technical assistance should, if possible, be provided by the Launch Services Contractor;

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2.4.12                      telephone, fax and ISDN equipment and services, with direct access to international networks. At least some of the telephone connections shall be analogue, so as to support connection of standard computer modems for data transfer;

2.4.13                      spacecraft weighing and CG measurement (dry and wet);

2.4.14                      propellant chemical analysis and cleanliness analysis facilities for propellant (including xenon) and pressurant loaded in the ground support equipment (GSE) and the spacecraft;

2.4.15                      storage of the spacecraft and associated GSE outside the normal launch campaign;

2.4.16                      protective clean-room clothing supplies for normal operations and specialist protective garments and associated safety aids for hazardous operations;

2.4.17                      provision of safety training as appropriate for Inmarsat and spacecraft contractor staff;

2.4.18                      emergency medical services;

2.4.19                      security services to control access to the Inmarsat-4 spacecraft, test equipment and processing facilities;

2.4.20                      transportation / handling / test aids and facilities to support spacecraft integration with the launch vehicle;

2.4.21                      post-launch packing, transportation and loading of spacecraft GSE and associated equipment for shipment to the spacecraft contractors facilities;

2.4.22                      where appropriate, suitable living accommodation for Inmarsat and spacecraft contractor personnel;

2.4.23                      provision of a photographic record of all key activities during the launch campaign, and a video record of the launch.

2.4.24                      if required, the Launch Services Contractor shall procure propellants (MMH and NTO) on Astrium’s behalf and arrange for storage of the propellants at or in the vicinity of the launch site for up to 45 days.

2.5                                        Not Used

2.6                                        Launch Operations

The Launch Services Contractor shall conduct the launch operations up to spacecraft separation on orbit.  The proposal should include a description of all necessary range support and tracking services.  A prediction of the spacecraft orbit and attitude data at injection is to be provided within 30 minutes of separation, based upon launch vehicle telemetry and downrange tracking data.

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2.7                                        Spacecraft Support

The Launch Services Contractor shall provide:

2.7.1                             The flight launch vehicle adapter, clampband and separation system, and personnel to support a fit-check and separation shock test with the first spacecraft at the supplier’s integration facilities.  The Launch Services Contractor shall be responsible for transporting the adapter, clampband and separation system to and from Toulouse. A fit-check is to be performed between each subsequent spacecraft and its flight designated adapter, at latest on arrival at the launch site.

2.7.2                             specialist technical support during the spacecraft environmental test phase, notably mechanical tests on the first spacecraft in the series. In particular, the technical representative shall be present during sine vibration tests to authorise proposed notching levels.

2.7.3                             facilities as appropriate (e.g. RF transparent windows or repeater) to allow spacecraft TT&C RF testing on the launch pad .

2.8                                        Launch Rehearsals

Inmarsat and spacecraft contractor staff shall be invited to participate in all launch rehearsals prior to each Inmarsat-4 launch. Communications links as appropriate shall be provided to allow personnel in Inmarsat’s Satellite Control Centre to monitor spacecraft telemetry and to participate as required in the rehearsals.

3.                            DELIVERABLE ITEMS

3.1                                        Hardware

As well as the agreed number of launch vehicles, the following items of equipment shall be delivered by the launch service provider:

3.1.1                             The appropriate number of launch vehicle adapter and separation systems for flight.

3.1.2                             Standard launch vehicle fairings, with location of access doors, RF transparent windows or repeater antennas, logos etc to be mutually agreed between Inmarsat and the Launch Services Contractor.

3.1.3                             Two sets of umbilical connectors per spacecraft  (a “set” is a matching pair of male and female connectors).

3.2                                        Documentation

3.2.1                             General

All documentation shall be delivered in electronic format where practical.

3.2.2                             Documents to be Delivered by Inmarsat

Inmarsat shall deliver the documentation listed in Table 8.4.1-1 of Annex B during the execution of the launch services contract

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It should be noted that the “Due Dates” given in the referenced table are only indicative; the attached Figure 1 shall be considered as the current baseline, to be updated following the kick-off meeting.

3.2.3                             Documents to be Delivered by the Launch Services Contractor

The Launch Services Contractor shall deliver the documentation listed in Table 8.5.1-1 of Annex B during the execution of the launch services contract. It should be noted that the “Due Dates” given in the referenced table are only indicative; the attached Figure 1 shall be considered as the current baseline, to be updated following the kick-off meeting.

In addition, the Launch Services Contractor shall deliver the following documentation in support of management and quality control of the contract:

•                                Master Planning Schedules, including qualification and flight hardware delivery dates, to be delivered at EDC and updated monthly;

•                                Monthly Progress Reports;

•                                a Development Plan, together with key milestone dates, for all new or modified hardware and software;

•                                Design and Qualification Status Reports for all new or modified hardware and software;

•                                all waivers, deviations and non-conformance reports pertaining to the launch vehicles designated for Inmarsat-4.

3.2.4                             Vehicle Performance Data

The Launch Services Contractor shall provide Inmarsat with post-launch vehicle performance data, excluding customer proprietary data, for all Atlas V launches preceding the Inmarsat-4 launch.

4.                            MEETINGS AND REVIEWS

4.1                                        General

The list of meetings and reviews foreseen in support of the Inmarsat-4 Launch Services Contract is given in Table 8.2.2-1 of Annex B.  It should be noted that the dates given in the referenced table are only indicative; the attached Figure 1 shall be considered as the current baseline, to be updated following the kick-off meeting.

It is foreseen that formal Programme Management Reviews involving Inmarsat senior management will be held on a quarterly basis. In addition, monthly progress meetings are foreseen.

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4.2                                        Design Reviews

Inmarsat shall be invited to attend major reviews for all new or modified (i.e. not previously successfully flown in the Inmarsat-4 configuration) hardware and software.

4.3                                        Anomaly / Failure Reviews

Inmarsat shall be invited to attend any reviews covering manufacturing and test anomalies associated with the assigned launch vehicle hardware, software or ground support equipment.

In addition, Inmarsat shall be invited to attend review boards investigating failures or in-flight anomalies in launch vehicles of the same or similar design to that foreseen for Inmarsat-4.

4.4                                        Delivery Review Boards

Inmarsat shall be invited to participate in delivery and/or pre-installation review boards for each launch vehicle and major sub-assemblies designated for the Inmarsat-4 programme.

4.5                                        Launch Readiness Review

Inmarsat shall be invited to participate in the Launch Readiness Review prior to each Inmarsat-4 launch.

4.6                 Prior Launch Review

For each launch of an Atlas V launch vehicle prior to Inmarsat’s launch hereunder, Contractor shall provide Inmarsat with a timely and extensive ITAR-compliant post flight briefing.  Such ITAR-compliant post flight briefings shall be conducted within eight (8) weeks following each Atlas V launch prior to Inmarsat’s launch hereunder.

5.                            QUALITY ASSURANCE

5.1                                        Quality Control Plan

The Launch Services Contractor shall provide a Quality Control Plan, outlining the measures to be taken by the contractor, sub-contractors and suppliers to ensure the quality of the hardware and software to be delivered to Inmarsat.

5.2                                        Hardware Inspections

Inmarsat shall have the right to inspect any hardware foreseen for the Inmarsat-4 mission at any stage during the manufacturing and test process.

Figure 1

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